Expanding the range of wireless solutions

FOR IMMEDIATE RELEASE

CONTACTS:	For Financial Press	For Trade Press
	Ned Mavrommatis	Greg Smith
	Chief Financial Officer	Vice President Marketing
	ned@id-systems.com	gsmith@id-systems.com
	General Phone: 201-996-9000	General Fax: 201-996-9144

I.D. Systems Adds Customers, Raises Guidance for 2008 Revenue

Hackensack, NJ, August 26, 2008—I.D. Systems, Inc. (NASDAQ: IDSY), a leading provider of wireless asset management solutions, today announced new revenue guidance for the fiscal year ending December 31, 2008, increasing its target from $24 million to $26 million. The increase resulted primarily from recent growth in demand for the company’s wireless industrial vehicle management systems. In recent weeks, I.D. Systems has increased its order backlog by securing contracts from both existing and new customers, through both direct and indirect sales initiatives. New customers include:

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Two leading European automotive industry manufacturers—I.D. Systems’ first customers in Continental Europe—which initiated pilot programs for I.D. Systems’ Wireless Asset Net® industrial fleet management system at production plants in Spain and France;

•	Two prominent heavy equipment manufacturers, which ordered I.D. Systems’ PowerKey® brand wireless industrial vehicle monitoring system for deployment at U.S. manufacturing facilities; and

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A leading manufacturer of lighting products, which will deploy I.D. Systems’ Opti-Kan™ optimized electronic kanban solution as part of its Wireless Asset Net® industrial fleet management system. This order was facilitated by Equipco, a leading distributor of Hyster® brand forklifts and part of the NACCO Materials Handling Group, Inc. dealer network, which distributes, installs and helps maintain I.D. Systems products under a cooperative marketing agreement with I.D Systems.

“Our elevated revenue expectation for 2008 reflects continued execution of our strategy to grow revenue by both deepening relationships with core customers and winning new accounts to expand our customer base,” said Jeffrey Jagid, I.D. Systems’ chairman and chief executive officer. “We look forward to continue adding new customers and further diversifying our sources of revenue.”

About I.D. Systems’ Wireless Industrial Vehicle Management Systems

Wireless industrial vehicle management systems improve workplace safety and security by restricting vehicle access to trained, authorized operators, providing electronic vehicle safety inspection checklists, and sensing vehicle impacts. These systems also reduce fleet maintenance costs by automatically uploading vehicle data, reporting vehicle problems electronically, scheduling maintenance according to actual vehicle usage rather than by calendar or manual data entry, and helping determine the optimal economic time to replace equipment. In addition, wireless fleet management systems help improve productivity by establishing accountability for use of equipment, ensuring equipment is in the proper place at the right time, streamlining work flow through automated messaging, and providing management with unique metrics on—and controls over—equipment utilization.

About I.D. Systems’ Opti-Kan™ System

Opti-Kan™ is an optimized, wireless, electronic kanban system. “Kanban” refers to a method of signaling for parts replenishment on an assembly line, popularized by Japanese automobile manufacturers to achieve “just in time” production efficiencies. The RFID-based Opti-Kan™ system is designed to eliminate dependence on line-of-sight parts replenishment calls, thereby optimizing material handling efficiency by reducing industrial vehicle travel and eliminating unnecessary line down time. The system is also designed to provide more dynamic, intelligent allocation of tasks to the material handling workforce that feeds the assembly line, which can both increase the timeliness and accuracy of parts replenishment and reduce indirect labor costs.

Expanding the range of wireless solutions

About I.D. Systems

Based in Hackensack, New Jersey, with European business offices in Düsseldorf, Germany, I.D. Systems, Inc. is a leading provider of wireless solutions for managing and securing high-value enterprise assets. These assets include industrial vehicles, such as forklifts and airport ground support equipment, and rental vehicles. The Company’s patented Wireless Asset Net® system, which utilizes radio frequency identification, or RFID, technology, addresses the needs of organizations to control, track, monitor and analyze their assets. For more information about I.D. Systems, please visit www.id-systems.com.

Trademarks

I.D. Systems, Inc.®, Wireless Asset Net®, PowerKey®, and Opti-Kan™ are registered trademarks of I.D. Systems, Inc. Hyster® is a registered trademark of NACCO Materials Handling Group, Inc.

“Safe Harbor” statement:

This press release contains forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as the Company’s outlook for 2008 financial results and prospects for additional customers and revenues. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.  All statements other than statements of historical fact are statements that could be forward-looking statements.  These forward-looking statements are subject to risk and uncertainties, including, but not limited to, future economic and business conditions, the loss of any of the Company’s key customers or reduction in the purchase of its products by any such customers, the failure of the market for the Company’s products to continue to develop, the inability to protect the Company’s intellectual property, the inability to manage the Company’s growth, the effects of competition from a wide variety of local, regional, national and other providers of wireless solutions and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2007. These risks could cause actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, the Company. The Company assumes no obligation to update the information contained in this press release.

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